Exhibit 23.2

KPMG LLP

Suite 1100

1000 Walnut Street

Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AMC Entertainment Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos 333-251093 and 333-248481) on Form S-3 and (Nos 333-192912 and 333-248231) on Form S-8 of AMC Entertainment Holdings, Inc. of our report dated February 27, 2020 with respect to the consolidated balance sheet of AMC Entertainment Holdings, Inc. and subsidiaries as of December 31, 2019, and the related consolidated statements of operations, comprehensive loss, cash flows, and stockholders’ equity for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of AMC Entertainment Holdings, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Kansas City, Missouri

March 12, 2021